                                                                    EXHIBIT 99.2


                            CORPORATE EXPRESS, INC.

                        SUPPLEMENTAL STOCK OPTION PLAN

                                   ARTICLE I

                                    Purpose

        The purpose of this Supplemental Stock Option Plan (this "Supplemental Plan") is to enable Corporate Express, Inc. (the "Company") to offer officers, key employees, directors and consultants of the Company and its subsidiaries equity interests in the Company and other incentive awards on substantially identical terms and conditions as those set forth in the Company's 1994 Stock Option and Incentive Plan (the "1994 Plan"), a copy of which is attached hereto as Exhibit A. Capitalized terms used herein but not defined shall have the meanings set forth in the 1994 Plan.


                                  ARTICLE II

                             Terms and Conditions

        Except as otherwise provided herein, all of the terms and conditions of the 1994 Plan are hereby incorporated into and made a part of this Supplemental Plan, with the same force and effect as if such terms had been expressly set forth in this Supplemental Plan. This Supplemental Plan shall be identical to the 1994 Plan, except for the following features:

                a.   Composition of Committee.  The Committee shall consist
                     ------------------------
entirely of individuals who satisfy the definition of "non-employee director" under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and the definition of "outside director" under Section 162(m) of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

                b.   Delegation of Authority.  The Committee may delegate its
                     -----------------------
responsibilities relating to the selection of Participants or decisions concerning the timing, pricing and amount of an Award under this Supplemental Plan to an Administrative Committee of the Company's Board of Directors appointed by the Company's Board of Directors, provided that the Administrative Committee shall not have the authority to grant Awards under this Supplemental Plan to any person who is subject to the reporting requirements under Section 16 of the Securities Exchange Act of 1934, as amended. Awards to such persons may be made only by the Committee or, in the sole discretion of the Board of Directors, by the Board of Directors. The Committee or the Board of Directors (or the Administrative Committee, to the extent of its delegation) may also authorize the grant of stock options on a date that is within 90 days after the date of such authorization, provided that the method for determining the date of grant shall be specified at the time of the authorization. The date of grant of any such stock option shall be the date on which the option is actually granted and not the date of the authorization.

                   c.    Shares Available for Issuance. The maximum aggregate
                         -----------------------------
number of shares of Common Stock which may be issued under this Supplemental Plan shall not exceed a share limit (the "Share Limit") of 10,000,000 shares of Common Stock (subject to any increase or decrease as contemplated by Section 4.2 of the 1994 Plan). Forfeited or terminated awards under this Supplemental Plan will be available for future grant to the same extent as set forth in the 1994 Plan.

                   d.    Incentive Stock Options. Stock options granted under
                         -----------------------
this Supplemental Plan may be treated as incentive stock options (within the meaning of Section 422 of the Code) only if this Supplemental Plan is approved by the Company's shareholders within twelve (12) months following the adoption of this Supplemental Plan.

                   e.    Amendments to this Supplemental Plan. This
                         ------------------------------------
Supplemental Plan may be amended, including but not limited to amendments which materially increase the Share Limit, materially modify the requirements as to eligibility to participate in this Supplemental Plan, or materially increase the benefits accruing to Participants, by the Company's Board of Directors, and shall not require the approval of the Company's shareholders unless otherwise required by law.

                   f.    Effective Date and Term. This Supplemental Plan shall
                         -----------------------
be effective as of the date this Supplemental Plan is approved by the Company's Board of Directors and no awards may be granted under this Supplemental Plan after the tenth anniversary of such approval.


                                  ARTICLE III

                              Effect on 1994 Plan

               Nothing herein shall be construed to in any way alter, amend or modify the 1994 Plan and the 1994 Plan shall continue in full force and effect until amended or terminated in accordance with its terms.

                                               Adopted by the Company's Board of
                                               Directors on December 5, 1996.


                                       2